EXHIBIT 99.1

FOR IMMEDIATE RELEASE: March 9, 2016

ASPEN GROUP REPORTS 68% INCREASE IN REVENUE

       FOR THIRD QUARTER FISCAL 2016

Nursing School Revenues Rise 246% Year-Over-Year,

Now Represents 87% of Aspen’s Revenues

NEW YORK, NY – Aspen Group, Inc. (OTCQB: ASPU), a nationally accredited online post-secondary education company (Aspen University), today announced results for its third quarter ended January 31, 2016.

Results from the Third Quarter include:

•

Revenues of $2,164,031, a 68% increase from the comparable prior year period, an acceleration from 58% year-over-year growth in the previous quarter;

•

New student enrollments increased 75% year-over-year, as Aspen delivered 550 new degree-seeking enrollments in the quarter;

•

Aspen’s total degree-seeking student body increased by 47% year-over-year, from 3,011 to 4,412 students; with Aspen’s School of Nursing adding 1,156  students to account for 83% of the growth;

•

Aspen’s School of Nursing grew to 52% of the total degree-seeking student body, from 1,151 to 2,307 students or 100% growth year-over-year; and accounted for 87% of the total revenues in the quarter.

“This quarter marks a key milestone in Aspen’s history, as Registered Nursing students now represent the majority of our degree-seeking student body,” said Chairman & CEO, Michael Mathews. “I’d just like to thank the record number of Registered Nurses across this country for entrusting Aspen with one of their most important professional aspirations, obtaining an advanced Nursing degree,” continued Mathews.

Third Quarter Highlights

For the third quarter, revenues increased 68% from the comparable prior year period to $2,164,031. In particular, Nursing program revenues rose 246% year-over-year to $1,873,210 to represent 87% of Aspen’s revenues.

Aspen’s School of Nursing student body grew by 372 students in the quarter, from 1,935 to 2,307 students. That represented 94% of the growth of Aspen’s total degree seeking student body in the quarter, from 4,015 to 4,412.  Aspen’s School of Nursing now accounts for 52% of Aspen’s degree-seeking student body.

Adjusted Gross Profit, a non-GAAP financial measure, increased 79% year-over-year to $1,168,505 or 54% margin. GAAP Gross Profit increased to $1,029,373 or 48% margin.

Adjusted EBITDA, a non-GAAP financial measure, resulted in a loss of ($176,788), a sequential improvement of 37%. Net loss applicable to shareholders was ($674,964), a sequential improvement of 9%.

* Non-GAAP – Financial Measures

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Aspen Group nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on Adjusted EBITDA and Adjusted Gross Profit, each of which are non-GAAP financial measures. We believe that both management and shareholders benefit from referring to the following non-GAAP financial measures in planning, forecasting and analyzing future periods. Our management uses these non-GAAP financial measures in evaluating its financial and operational decision making and as a means to evaluate period-to-period comparison.  Our management recognizes that the non-GAAP financial measures have inherent limitations because of the excluded items described below.

Aspen Group defines Adjusted EBITDA as earnings (or loss) from continuing operations before the items in the table below. Aspen Group excludes these expenses because they are non-cash or non-recurring in nature.

Aspen Group defines Adjusted Gross Profit as revenues less cost of revenues (instructional costs and services and marketing and promotional costs), but excluding the amortization of courseware and software. Adjusted Gross Profit excludes non-cash items and permits our management to focus on core operating results.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measures calculated in accordance with GAAP. We believe that providing the non-GAAP financial measures, together with the reconciliation to GAAP, helps investors make comparisons between Aspen Group and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, a GAAP financial measure:

	Three Months Ended
	1/31/2016	10/31/2015	1/31/2015
Net Loss	$(674,964)	$(744,420)	$(1,214,951)
Interest expense, net of income	32,739	31,320	34,532
Bad debt expense	71,489	67,299	12,228
Depreciation and amortization	151,597	148,258	133,966
Stock-based compensation	94,670	56,046	123,085
Non-recurring charges	147,681	162,145	339,522
Adjusted EBITDA (Loss)	$(176,788)	$(279,352)	$(571,618)

The following table presents a reconciliation of Adjusted Gross Profit, a non-GAAP financial measure, to gross profit calculated in accordance with GAAP:

	For the
	Three Months Ended January 31,
	2016	2015

Revenues	$2,164,031	$1,286,138

Costs of revenues (exclusive of amortization shown separately)	995,526	632,997

Gross profit (exclusive of amortization)	1,168,505	653,141

Amortization expenses excluded from cost of revenues	139,132	123,848

GAAP gross profit	$1,029,373	$529,293

Conference Call

Aspen Group, Inc. will host a conference call to discuss its January 31, 2016 fiscal year 2016 third quarter financial results and business outlook on Wednesday, March 9, 2016, at 5:00 p.m. (ET). The conference call can be accessed by dialing toll-free (844) 452-6823 (U.S.) or (731) 256-5216 (international). Subsequent to the call, a transcript of the audiocast will be available from the Company’s website at ir.aspen.edu.

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About Aspen Group, Inc.

Aspen Group, Inc. is an online postsecondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty - 56% of our adjunct faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Media Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159